EXHIBIT 16


MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED


August 7, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington, DC  20549

Re:  Nasus Consulting, Inc.

Dear Sirs:

We were previously the principal auditors for Nasus Consulting, Inc. (the "Company") and we reported on the financial statements of Company for the period from inception December 31, 2006 to March 31, 2009. We have read the Company's statements under Item 4.01 of its Form 8-K, dated August 7, 2009, and we agree with such statements.

For the most recent fiscal period through August 3, 2009, the date of our resignation, there have been no disagreements between the Company and Moore & Associates, Chartered, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chartered, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, Nevada





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